Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is hereby made and entered into by and between Michael Avon (“Mr. Avon”) and Millennial Media, Inc., including any of its parent, subsidiary, affiliated and/or related entities, and their directors, administrators, officers, employees, agents, insurers, attorneys, representatives and assigns (“Millennial”) (collectively referred to herein as “parties”).

WITNESSETH

WHEREAS, Mr. Avon is a current employee of Millennial, and such employment is governed by the Amended and Restated Key Employee Agreement dated March 14, 2012 (“Employment Agreement”); and

WHEREAS, Mr. Avon has informed the company of his intention to end his employment relationship with the Company as of the close of business on July 1, 2014 (the “Separation Date”) and the Company acknowledges that Mr. Avon’s employment with the Company will cease at the close of business on the Separation Date.

WHEREAS, the Parties wish to finally resolve all matters, if any, between them as of the date of this Agreement, and have therefore agreed to the terms hereinafter set forth:

NOW, THEREFORE, for and in consideration of the aforesaid promises and the mutual promises hereinafter expressed in this Agreement, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.Bonus Payment.  Millennial shall pay Mr. Avon a one-time cash payment equal to one-half (1/2) of his annual bonus calculated at one hundred percent (100%) of target (“Cash Payment”).  The amount of the Cash Payment shall equal one hundred and thirty-one thousand two hundred and fifty dollars ($131,250.00),  and shall be paid minus normal and customary withholdings, on or before the Separation Date.  Mr. Avon will not receive any additional compensation, severance or benefits after the Separation Date, including but not limited to, any severance pay or benefits set forth in the Employment Agreement.  Notwithstanding the foregoing, Millennial shall pay to Mr. Avon all compensation and benefits that have accrued and are payable through the Separation Date including, without limitation, base salary and unused and accrued vacation time required pursuant to Maryland law.    The parties agree that a qualifying event shall occur on the Separation Date, for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and that thereafter Mr. Avon will be eligible to elect COBRA continuation coverage in accordance with applicable federal law.

2.Equity Awards.

(a)It is the intent of the Parties that, for purposes of the Millennial Media, Inc. 2006 Equity Incentive Plan and the Millennial Media, Inc. 2012 Equity Incentive Plan (collectively, the “Equity Incentive Plans”), the provision of services during the Consulting Agreement referenced in Paragraph 3, below (“Consultancy”), shall constitute Continuous

Service (as such term is defined in the Equity Incentive Plans), and that the restricted stock units (“RSUs”) granted to Mr. Avon on September 11, 2012 shall continue to vest during the term of the Consultancy.  Furthermore, the vesting schedule of such RSUs that are unvested as of the Separation Date is hereby modified such that fifty-percent (50%) of the remaining unvested RSUs as of the Separation Date shall vest on the three (3) month anniversary of the commencement of the Consultancy, and the remaining fifty-percent of such unvested RSUs shall vest immediately at the end of the Consultancy.

(b)The Parties further agree that the stock options granted to Mr. Avon on April 26, 2013, that are unvested after the Separation Date shall be considered forfeited and cancelled as of the end of the Separation Date.  Furthermore, Millennial acknowledges that any stock options that were granted to Mr. Avon during the course of his employment that are vested as of the end of the Separation Date shall remain exercisable for a period of one (1) year from the Separation Date in accordance with the Employment Agreement.

3.Consulting Agreement.  Commencing upon July 2, 2014, Mr. Avon shall become a consultant to Millennial, providing consulting and advisory services to Millennial (the “Consultancy”).  The Consultancy shall continue through December 31, 2014, unless further extended upon mutual agreement between Millennial and Mr. Avon.

4.General Release by Mr. Avon.  Mr. Avon agrees for himself and his heirs, executors, agents, successors, predecessors, personal representatives, administrators, and assigns to release and forever discharge Millennial, including any of its parents, subsidiaries, affiliated and/or related entities or insurers, as well as their directors, administrators, officers, employees, insurers, agents, representatives and assigns, from any and all administrative claims, demands, actions, causes of action, statutory rights, duties, debts, sums of money, lawsuits, contracts, agreements, controversies, promises, damages (whether actual, punitive or exemplary or of some other nature or kind), including without limitation, wages, benefits, back pay, front pay, and emotional distress, obligations, responsibilities, liabilities (including attorney’s fees and costs actually incurred), accounts, injunctions, judgments, jury verdicts and any other relief of any kind whatsoever, whether known or unknown, suspected or unsuspected.  Causes of action released include, but are not limited to, breach of express or implied contract, covenant of good faith and fair dealing, all claims for discrimination, harassment or retaliation, all claims for violation of public policy, all claims for alleged unpaid bonuses, wages or other amounts, and all claims arising under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Fair Labor Standards Act, Employee Retirement Income Security Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Rehabilitation Act of 1973, Title 20 of the State Government Article of the Maryland Code, the Maryland Flexible Leave Act, the Maryland Declaration of Rights, the Maryland Equal Pay Act and all other federal, state and/or local laws and/or common law claims relating to employment, benefits or otherwise applicable to the relationship between Mr. Avon and Millennial.  This release does not include any claim which, as a matter of law, cannot be released by private agreement, or any claim arising from an alleged breach of any provision of this Agreement by either party.

5.Age Discrimination Release Notification.  This Agreement includes a release of all charges and claims under the ADEA and, therefore, pursuant to the requirements of 29 U.S.C. §626(f), Mr. Avon acknowledges that he has been advised:

(a)that this release includes all claims under the ADEA arising up to and including the Effective Date but does not include claims that have not yet occurred;

(b)to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release;

(c)to fully consider this release before executing it; and

(d)that Mr. Avon has seven (7) days following his execution of this Agreement to revoke the Agreement by delivering written notice to Ho Shin, General Counsel, and this Agreement shall not be effective until the date upon which the revocation period has expired, provided that Mr. Avon has not revoked the Agreement during such period, which date shall be the eighth day after this Agreement is executed by Mr. Avon.

Mr. Avon hereby acknowledges and agrees that he has been given twenty-one (21) days to consider, execute and deliver this Agreement to the Company.  The Parties recognize that Mr. Avon may elect to execute this Agreement prior to the expiration of such period and Mr. Avon agrees that if he elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

6.Nondisparagement.  The Parties mutually agree not to engage in any communications, written or oral, or cause or encourage others to make any such communications, that defame or disparage the personal and/or business reputations, practices or conduct of one another (collectively, “Disparaging Behavior”).  The Parties further agree that any breach of this provision is a material breach of this Agreement for which the nonbreaching party may immediately seek legal, equitable, injunctive, monetary or any other appropriate relief in a court of competent jurisdiction without the posting of a bond or any guarantee.  Such relief shall include, but is not limited to, the recovery of reasonable attorneys’ fees and costs incurred in successfully pursuing any claim for a breach of this provision and any other economic, compensatory and/or consequential damages caused by such breach.  Notwithstanding the terms of this provision, the Parties shall respond truthfully in response to a subpoena or court order.  The Company’s obligations under this Section 6 are limited to Company representatives with knowledge of this provision; provided, that if a Company representative without knowledge of this provision engages in any Disparaging Behavior relating to Mr. Avon, the Company shall immediately advise and cause such representative to cease such Disparaging Behavior.  In addition, to the extent Company becomes aware of a former Millennial employee engaging in Disparaging Behavior relating to Mr. Avon, and Millennial has a contractual right to prevent such Disparaging Behavior, Company shall make good faith and reasonable efforts to cause such former employee to cease such Disparaging Behavior if in its discretion Millennial determines that such contract is being breached.

7.General Release by Millennial.  Millennial agrees for itself and its successors in interest to release Mr. Avon, including any of his agents, representatives and assigns, from all claims of every kind (including without limitation attorneys’ fees and costs), known or unknown, which Millennial has or may have had as of the date of this Agreement.  This release does not include any claim which, as a matter of law, cannot be released by private agreement, or any claim arising from an alleged breach of any provision of this Agreement by either party.

8.References.  Millennial agrees that in response to inquiries from Mr. Avon’s prospective employers it will adhere to its standard policy of confirming position and dates of employment.  All such inquiries will be handled by the Human Resources Department.

9.Nondisclosure and Developments Agreement.  Mr. Avon acknowledges and agrees that he will continue to be bound by his Employee Nondisclosure and Developments Agreement dated November 16, 2009 (“Employee NDA”), including without limitation the covenants regarding noncompetition and nonsolicitation contained therein.

10.Reasonableness of Restrictions.

(a)Mr. Avon agrees that he has read this entire Agreement and understands it.  He further agrees that the restrictions set forth do not prevent him from earning a living or pursuing his career.  He agrees that the restrictions set forth are reasonable, proper, and necessitated by the Company’s legitimate business interests.  He represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

(b)In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, he and Millennial agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

(c)He agrees that any breach of this Agreement by him will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of his obligations hereunder.

11.Return of Property and Preservation of Documents. Mr. Avon agrees that he will return all Millennial computer and other equipment that he is aware of.  Mr. Avon further agrees that, if he becomes aware of additional equipment and/or documents in his possession related to Millennial’s business on any computer or other personal equipment or in hard copy, he will promptly notify Millennial of this and will work with Millennial to return and/or preserve these documents.  In addition, Mr. Avon agrees to reasonably cooperate with Millennial as might be necessary to access any Millennial systems he used while employed by the Company. Notwithstanding the foregoing, Mr. Avon may continue to use his Company-issued Apple laptop computer during the Term of the Consulting Agreement.  At the conclusion of the Consulting Agreement, Mr. Avon may purchase such computer for one hundred dollars ($100), after the Company has had an opportunity to preserve and clear such computer.

12.No Admission.  The parties understand and agree that all alleged liability between them is expressly denied, and that the present Agreement constitutes the compromise of disputed claims.

13.Binding Successors, Heirs, and Assigns.  This Agreement shall bind and enure to the benefit of the parties’ successors, heirs, and assigns.

14.Medicare Representations and Indemnification.    Mr. Avon affirms and warrants that he is not a Medicare beneficiary and is not currently receiving, has not received in the past, is not eligible for, and has not applied for or sought benefits from Medicare.  He agrees to indemnify and hold Millennial harmless for any penalties or liability, including interest, that may be asserted against Millennial pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8) as a result of the payments and other benefits described in Section 1 of this Agreement.

15.Application of Section 409A.  It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Section 409A, Mr. Avon’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

16.Miscellaneous.  If any portion of this Agreement is declared void or unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  The parties acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without recourse to the choice of law provisions thereof.  The parties further agree that any action to enforce this Agreement shall be brought in a state or federal court of competent jurisdiction within Maryland.

16.Facsimile/Electronic Signatures, Counterparts and Headings.    Facsimile and electronic signatures shall have the same power and effect as original signatures. This Agreement may be executed independently and separately (i.e. in counterparts) by the respective parties. If executed in counterparts, each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same Agreement.  The headings within this Agreement have been included for the convenience of reference only and shall not affect the meaning or interpretation of the terms herein or the Agreement as a whole.

WHEREFORE, the parties hereto, intending to be legally bound and by their respective signatures below, acknowledge that there exist no other promises, representations or agreements relating to this Agreement except as specifically set forth herein, and that they knowingly and voluntarily enter into this Agreement with a full understanding of its contents and having had sufficient time to consider the Agreement and, if the party chose to do so, to consult with an attorney.

  /s/ Michael B. AvonDATE:  June 30, 2014

Michael B. Avon

MILLENNIAL MEDIA, INC.

By:   /s/ Ho Shin DATE:  June 30, 2014

Ho Shin, General Counsel